EXHIBIT 99.1

Contact: Joseph F. Abely,

Chief Executive Officer

(781) 251-4119

\FOR IMMEDIATE RELEASE\

John Swanson Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. REPORTS RECORD THIRD QUARTER 2005 RESULTS

•	Net income increased 74% compared to the third quarter 2004 on revenue growth of 37%
•	Earnings per share increased to $0.30 compared to $0.21 in the same quarter of 2004

Westwood, MA. November 3, 2005 --LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the third quarter ended September 30, 2005 increased 37% to $52,253,000, from $38,019,000 in the same period a year ago. For the nine months ended September 30, 2005, revenue increased 36% to $144,368,000, from $106,104,000 in the prior year.

Net income for the third quarter increased by 74% to $5,801,000, or $0.30 per diluted share, from $3,334,000, or $0.21 per diluted share, for the same quarter a year ago. For the nine months ended September 30, 2005, net income increased 84% to $13,422,000, or $0.71 per diluted share, from $7,292,000, or $0.46 per diluted share, in the prior year.

Gross margin for the third quarter increased 42% to $28,686,000, compared to $20,208,000 in the same period last year, while gross margin as a percentage of revenue was 55% for the third quarter compared to 53% in the same period a year ago. For the nine months ended September 30, 2005, gross margin increased 40% to $77,656,000, from $55,554,000 in the same quarter last year, and gross margin as a percentage of revenue was 54% compared to 52% in the prior year.

Operating income for the third quarter increased 86% to $8,761,000, compared to $4,701,000 for the same period a year ago, and operating income as a percentage of revenue was 17% compared to 12% in the prior year. For the nine months ended September 30, 2005, operating income increased 84% to $20,464,000, from $11,123,000 in the prior year, and operating income as a percentage of revenue was 14% compared to 10% in the same period a year ago.

Third quarter domestic unit volumes grew 24% compared to the same period a year ago, while new vehicle sales increased by only 4% during this same period. Domestic revenues in the third quarter increased 19% to $36,000,000, from $30,174,000 in the prior year, reflecting increased penetration in targeted high volume automotive dealers and strong sales in all regions of the country.

International revenue in the third quarter grew 45% to $11,397,000, from $7,845,000 in the prior year, attributable to a 59% increase in volume. This growth was led by strong product sales in Latin America as well as increased royalties from several licensees.

Boomerang Tracking had revenues of $4,856,000 for the third quarter, down 16%, excluding the impact of foreign exchange, compared to the standalone revenues in the same period a year ago, which was in line with our expectations.

The growth in revenue and net income from existing domestic and international business, excluding Boomerang, in the third quarter was 25% and 62%, respectively, compared to the same period a year ago, and was 22% and 78%, respectively, for the three quarters ended September 30, 2005. LoJack acquired Boomerang Tracking in the fourth quarter of 2004. Accordingly, no Boomerang revenues were reflected in the results for the first nine months of 2004.

In announcing the results, Joseph F. Abely, Chief Executive Officer, said, “We are very pleased with the continued strong growth in both revenue and net income, especially during a period of slowing growth in new car sales. The growth in the third quarter and in the first nine months of 2005 exceeded our expectations and reflects continued strong performance in our core domestic and international businesses, extending a trend that began in early 2003.

“With respect to our planned strategic initiatives, which we discussed at the end of the second quarter, we continue to make progress in setting up the local network and operations for the Italian market and expect to begin selling product in Italy in early 2006. In addition, we initiated operations in the

Oregon market in September and in the Ohio market this past October, and anticipate opening South Carolina before year end.

“It is our expectation that as a result of the continued strong growth of our core domestic and international businesses, our full year net income will grow by approximately 50% to 60% compared to 2004.”

About LoJack

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $3 billion in global stolen assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack operates in 24 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

To access the webcast of the company’s conference call to be held at 9:00 AM EDT, Thursday, November 3, 2005, log onto www.lojack.com (click “Investors”, click “Earnings Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

LoJack Corporation

Condensed Income Statement Data (Unaudited)

(Dollars in thousands except share and per share amounts)

	Three Months Ended September 30,
	2005	2004

Revenues	$52,253	$38,019
Gross margin	28,686	20,208
Product development	1,247	1,314
Sales & marketing	10,776	9,084
General and administrative	6,390	4,302
Depreciation and amortization	1,512	807
Operating income	8,761	4,701
Other income (expense)	136	774
Pre-tax income	8,897	5,475
Net income	5,801	3,334

Diluted earnings per share	$0.30	$0.21
Weighted average diluted common
shares outstanding	19,495,412	16,192,226

	Nine Months Ended September 30,
	2005	2004

Revenues	$144,368	$106,104
Gross margin	77,656	55,554
Product development	3,732	4,132
Sales & marketing	29,828	25,217
General and administrative	19,320	13,029
Depreciation and amortization	4,312	2,053
Operating income	20,464	11,123
Other income (expense)	661	831
Pre-tax income	21,125	11,954
Net income	13,422	7,292

Diluted earnings per share	$0.71	$0.46
Weighted average diluted common
shares outstanding	18,985,178	15,810,666

LoJack Corporation

Condensed Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30, 2005	December 31, 2004
Assets

Current assets:
Cash and short term investments	$45,629	$21,437
Accounts receivable, net	36,669	29,687
Inventories	12,210	12,613
Deferred taxes and other assets	8,338	6,996

Total current assets	102,846	70,733

Property and equipment, net	17,154	15,600
Intangible assets – net	7,905	8,446
Goodwill	45,934	44,584
Deferred taxes and other assets	8,296	10,159

Total assets	$182,135	$149,522

Liabilities and stockholders’ equity

Current liabilities:
Current portion of long-term debt,
capital leases obligations, and
short-term borrowings	$4,988	$4,241
Accounts payable	11,088	8,040
Accrued and other liabilities	6,593	6,431
Deferred revenue	18,275	15,856
Deferred taxes	36	110
Accrued compensation	4,683	5,495

Total current liabilities	45,663	40,173

Deferred revenue	25,320	21,343

Deferred income taxes	2,596	3,115

Long-term debt, capital
lease obligations, and
accrued expenses	16,127	20,941

Total liabilities	89,706	85,572

Stockholders’ equity	92,429	63,950

Total liabilities and
Stockholders’ equity	$182,135	$149,522

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.